MORTGAGE LOAN PURCHASE AGREEMENT

This is a Mortgage Loan Purchase Agreement (this “Agreement”), dated January 25, 2007, among RESIDENTIAL FUNDING COMPANY, LLC, a Delaware limited liability company (“RFC”), CARRINGTON SECURITIES, LP, a Delaware limited partnership (the “Seller”), and STANWICH ASSET ACCEPTANCE COMPANY, L.L.C., a Delaware limited liability company (the “Purchaser”).

Preliminary Statement

The Seller intends to sell the Mortgage Loans (as hereinafter identified) to the Purchaser on the terms and subject to the conditions set forth in this Agreement. The Purchaser intends to deposit the Mortgage Loans into a mortgage pool comprising the Trust Fund. The Trust Fund will be evidenced by a single series of mortgage pass-through certificates designated as Carrington Mortgage Loan Trust, Series 2007-RFC1 Asset-Backed Pass-Through Certificates (the “Certificates”). The Certificates will consist of eighteen classes of certificates and will be issued pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the “Pooling and Servicing Agreement”), among the Purchaser as depositor, RFC as servicer (the “Servicer”), and Wells Fargo Bank, N.A. as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

The parties hereto agree as follows:

Section 1. Agreement to Purchase. The Seller agrees to sell and the Purchaser agrees to purchase, on or before January 25, 2007 (the “Closing Date”), certain adjustable-rate and fixed-rate, interest-only, balloon and fully-amortizing, first lien and second lien, closed-end, subprime mortgage loans purchased by the Seller from RFC (the “Mortgage Loans”), having a scheduled principal balance as of the close of business on January 1, 2007 (the “Cut-off Date”) of approximately $886,526,948 (the “Closing Balance”), after giving effect to all payments due on the Mortgage Loans on or before the Cut-off Date, whether or not received including the right to any Prepayment Charges payable by the related Mortgagors in connection with any Principal Prepayments on the Mortgage Loans, on a servicing-retained basis.

Section 2. Mortgage Loan Schedule. The Purchaser and the Seller have agreed upon which of the Mortgage Loans are to be purchased by the Purchaser pursuant to this Agreement and the Seller will prepare or cause to be prepared on or prior to the Closing Date a final schedule (the “Closing Schedule”) that shall describe such Mortgage Loans and set forth all of the Mortgage Loans to be purchased under this Agreement, including the Prepayment Charges. The Closing Schedule will conform to the requirements set forth in this Agreement and, with respect to the Mortgage Loans subject to this Agreement, to the definition of “Mortgage Loan Schedule” under the Pooling and Servicing Agreement. The Closing Schedule shall be used as part of the Mortgage Loan Schedule under the Pooling and Servicing Agreement and shall be based on information provided by RFC.

Section 3. Consideration.

(a) In consideration for the Mortgage Loans to be purchased hereunder, the Purchaser shall, as described in Section 8, pay to or upon the order of the Seller in immediately available funds an amount (the “Purchase Price”) equal to (i) the net sale proceeds of the Class A Certificates and the Mezzanine Certificates (other than the Class M-10 Certificates) and (ii) the Class M-10 Certificates, the Class CE Certificates and the Class P Certificates.

(b) The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to all scheduled payments of principal due after the Cut-off Date, all other payments of principal due and collected after the Cut-off Date, and all payments of interest on the Mortgage Loans allocable to the period after the Cut-off Date. All scheduled payments of principal and interest due on or before the Cut-off Date and collected after the Cut-off Date shall belong to RFC.

(c) Pursuant to the Pooling and Servicing Agreement, the Purchaser will assign all of its right, title and interest in and to the Mortgage Loans, together with its rights under this Agreement, to the Trustee for the benefit of the Certificateholders.

Section 4. Transfer of the Mortgage Loans.

(a) Possession of Mortgage Files. The Seller does hereby sell, and in connection therewith hereby assigns, to the Purchaser, effective as of the Closing Date, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans, including the related Prepayment Charges. The contents of each Mortgage File not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser. Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, the related Mortgage and the other contents of the related Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered immediately to the Purchaser or as otherwise directed by the Purchaser.

(b) Delivery of Mortgage Loan Documents. The Seller will, on or prior to the Closing Date, deliver or cause to be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser each of the following documents for each Mortgage Loan:

(i) the original Mortgage Note, endorsed in blank or in the following form “Pay to the order of Wells Fargo Bank, N.A., as Trustee under the applicable agreement, without recourse,” with all prior and intervening endorsements showing a complete chain of endorsement from the originator to the Person so endorsing to the Trustee;

(ii) the original Mortgage (noting the presence of the MIN of the Mortgage Loan and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM Loan) with evidence of recording thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon;

(iii) unless the Mortgage Loan is registered on the MERS® System, an original Assignment in blank;

(iv) the original recorded Assignment or Assignments showing a complete chain of assignment from the originator to the Person assigning the Mortgage to the Trustee (or to MERS if the Mortgage Loan is registered on the MERS® System and noting the presence of MIN) as contemplated by the immediately preceding clause (iii); and

(v) the original or copies of each assumption, modification or substitution agreement, if any.

With respect to a maximum of approximately 2.0% of the Original Mortgage Loans, by outstanding principal balance of the Original Mortgage Loans as of the Cut-off Date, if any original Mortgage Note referred to in Section 4(b)(i) above cannot be located, the obligations of the Seller to deliver such documents shall be deemed to be satisfied upon delivery to the Purchaser of a photocopy of such Mortgage Note, if available, with a lost note affidavit substantially in the form of Exhibit H attached to the Pooling and Servicing Agreement. If any of the original Mortgage Notes for which a lost note affidavit was delivered to the Purchaser is subsequently located, such original Mortgage Note shall be delivered to the Purchaser within three Business Days.

If any of the documents referred to in Sections 4(b)(ii), (iii) or (iv) above has, as of the Closing Date, been submitted for recording but either (x) has not been returned from the applicable public recording office or (y) has been lost or such public recording office has retained the original of such document, the obligations of the Seller to deliver such documents shall be deemed to be satisfied upon (1) delivery to the Purchaser of a copy of each such document certified by RFC in the case of (x) above or the applicable public recording office in the case of (y) above to be a true and complete copy of the original that was submitted for recording and (2) if such copy is certified by RFC, delivery to the Purchaser promptly upon receipt thereof of either the original or a copy of such document certified by the applicable public recording office to be a true and complete copy of the original. Notice shall be provided to the Purchaser and the Trustee by the Seller if delivery pursuant to clause (2) above will be made more than 180 days after the Closing Date. The Seller shall deliver or cause to be delivered to the Purchaser promptly upon receipt thereof any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption or modification of any Mortgage Loan.

Except with respect to any Mortgage Loan for which MERS is identified on the Mortgage, the Seller shall (at the expense of RFC) promptly (within sixty Business Days following the later of the Closing Date and the date of receipt by the Seller of the recording information for a Mortgage, but in no event later than ninety days following the Closing Date) submit or cause to be submitted for recording, at no expense to the Trust Fund, the Trustee or the Purchaser, in the appropriate public office for real property records, each Assignment referred to in Sections 4(b)(iii) and (iv) above and the Seller shall execute each original Assignment or cause each original Assignment to be executed in the following form: “Wells Fargo Bank, N.A., as Trustee under the applicable agreement.” In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the Seller shall promptly prepare or cause to be prepared a substitute Assignment or cure or cause to be cured such defect, as the case may be, and thereafter cause each such Assignment to be duly recorded.

Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the Assignments shall not be required to be submitted for recording (except with respect to any Mortgage Loan located in Maryland) unless the Trustee or the Purchaser receives notice that such failure to record would result in a withdrawal or a downgrading by any Rating Agency of the rating on any Class of Certificates; provided, however, the Seller shall submit or cause to be submitted each Assignment for recording in the manner described above, except with respect to any Mortgage Loan for which MERS is identified on the Mortgage, at the expense of RFC and at no expense to the Trust Fund or the Trustee, upon the earliest to occur of: (i) written direction by Holders of Certificates entitled to at least 25% of the Voting Rights, (ii) the occurrence of a Servicer Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Servicer, (iv) the occurrence of a servicing transfer as described in Section 7.02 of the Pooling and Servicing Agreement, (v) with respect to any one Assignment, the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgagor under the related Mortgage and (vi) any Mortgage Loan that is 90 days or more delinquent. Upon receipt of written notice that recording of the Assignments is required pursuant to one or more of the conditions set forth in the preceding sentence, the Seller shall be required to deliver such Assignments or shall cause such Assignments to be delivered within 30 days following receipt of such notice.

Each original document relating to a Mortgage Loan which is not delivered to the Purchaser or its assignee, transferee or designee, if held by the Seller, shall be so held for the benefit of the Purchaser, its assignee, transferee or designee.

(c) Acceptance of Mortgage Loans. The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before or after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date, within seven days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

(d) Transfer of Interest in Agreements. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, to the Trustee, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller or RFC, and the assignee shall succeed to the rights and obligations hereunder of the Purchaser. Any expense reasonably incurred by or on behalf of the Purchaser or the Trustee in connection with enforcing any obligations of the Seller or RFC under this Agreement will be promptly reimbursed by the Seller or RFC, as applicable.

(e) Examination of Mortgage Files. Prior to the Closing Date, the Seller shall either (i) deliver in escrow to the Purchaser, or to any assignee, transferee or designee of the Purchaser for examination, the Mortgage File pertaining to each Mortgage Loan or (ii) make such Mortgage Files available to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination. Such examination may be made by the Purchaser or the Trustee, and their respective designees, upon reasonable notice to the Seller during normal business hours before the Closing Date and within 60 days after the Closing Date. If any such person makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Purchaser as described in this Agreement, such Mortgage Loans shall be deleted from the Closing Schedule. The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or any person has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Purchaser or any assignee, transferee or designee of the Purchaser to demand repurchase or other relief as provided herein or under the Pooling and Servicing Agreement.

Section 5. Representations, Warranties and Covenants of RFC and the Seller.

(a) RFC hereby represents and warrants to the Seller and the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i) RFC is duly organized, validly existing and in good standing under the laws of the state of Delaware and is and will remain in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loan in accordance with the terms of this Agreement. No licenses or approvals obtained by RFC have been suspended or revoked by any court, administrative agency, arbitrator or governmental body and no proceedings are pending which might result in such suspension or revocation;

(ii) RFC has the full power and authority to hold each Mortgage Loan, to sell each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. RFC has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of RFC, enforceable against it in accordance with its terms except to the extent that (i) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership, reorganization, or other similar laws relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

(iii) The execution and delivery of this Agreement by RFC and the performance of and compliance with the terms of this Agreement will not violate RFC’s certificate of formation or limited liability company agreement or constitute a material default under or result in a material breach or acceleration of, any material contract, agreement or other instrument to which RFC is a party or which may be applicable to RFC or its assets;

(iv) RFC is not in violation of, and the execution and delivery of this Agreement by RFC and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over RFC or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of RFC or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(v) RFC does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant of RFC contained in this Agreement;

(vi) There are no actions or proceedings against, or investigations of, RFC before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by RFC of its obligations under, or the validity or enforceability of, this Agreement;

(vii) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by RFC of, or compliance by RFC with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(viii) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of RFC; and

(ix) Neither this Agreement nor any written statement, report or other document prepared and furnished by RFC pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact;

(x) RFC has serviced the Mortgage Loans in accordance with the terms of the Master Mortgage Loan Purchase and Servicing Agreement between RFC as a Seller and Carrington Securities, LP dated as of December 28, 2006 (the “Whole Loan Agreement”), and complied with all covenants and obligations thereunder.

(b) The Seller hereby represents and warrants to RFC and the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i) The Seller is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware with full limited partnership power and authority to conduct its business as presently conducted by it to the extent material to the consummation of the transactions contemplated herein. The Seller has the full limited partnership power and authority to own the Mortgage Loans and to transfer and convey the Mortgage Loans to the Purchaser and has the full limited partnership power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement;

(ii) The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by RFC and the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization;

(iii) The execution, delivery and performance of this Agreement by the Seller (x) does not conflict and will not conflict with, does not breach and will not result in a breach of and does not constitute and will not constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under (A) any terms or provisions of the certificate of formation or limited partnership agreement of the Seller, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Seller is a party or by which the Seller or any of its property is bound or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or any of its property and (y) does not create or impose and will not result in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

(iv) No consent, approval, authorization or order of, registration or filing with, or notice on behalf of the Seller to any governmental authority or court is required, under federal laws or the laws of the State of Delaware, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation by the Seller of any other transaction contemplated hereby; provided, however, that the Seller makes no representation or warranty regarding federal or state securities laws in connection with the sale or distribution of the Certificates;

(v) This Agreement does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein not misleading. The written statements, reports and other documents furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby taken in the aggregate do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading;

(vi) The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder;

(vii) The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(viii) Immediately prior to the sale of the Mortgage Loans to the Purchaser as herein contemplated, the Seller will be the owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, and, upon the payment to the Seller of the Purchase Price, in the event that the Seller retains or has retained record title, the Seller shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof from and after the date hereof;

(ix) There are no actions or proceedings against, or investigations known to it of, the Seller before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans by the Seller or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or validity or enforceability of, this Agreement;

(x) The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or any similar statutory provisions;

(xi) The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

(xii) There is no litigation currently pending or, to the best of the Seller’s knowledge without independent investigation, threatened against the Seller that would reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates or the execution, delivery, performance or enforceability of this Agreement, or that would result in a material adverse change in the financial condition of the Seller;

(xiii) The Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. The Seller is not transferring any Mortgage loan with any intent to hinder, delay or defraud any of its creditors; and

(xiv) The Seller makes each of the additional representations and warranties set forth on Schedule I hereto.

Section 6. Representations and Warranties of RFC Relating to the Mortgage Loans. RFC hereby represents and warrants to the Seller and the Purchaser that as to each Mortgage Loan as of the Closing Date or as of such other date as specified herein:

(1) The information set forth in the related Mortgage Loan Schedule and the Mortgage Loan Data Tape delivered to the Purchaser is complete, true and correct as of the Cut-Off Date, unless another date is set forth in the Mortgage Loan Schedule;

(2) The Mortgage Loan is in compliance with all requirements set forth in the Commitment Letter, and the characteristics of the related Mortgage Loan Package as set forth in the related Commitment Letter are true and correct;

(3) Each document or instrument in the related Mortgage File is in a form prescribed in the Program Guide and neither RFC nor any Affiliate has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

(4) Except with respect to payments not yet 30 days past due, all payments required to be made up to the close of business on the related Closing Date for such Mortgage Loan under the terms of the Mortgage Note have been made; the Servicer has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Note or Mortgage; and except with respect to payments not yet 30 days past due, there has been no delinquency, exclusive of any period of grace, in any payment by the Mortgagor thereunder since the origination of the Mortgage Loan;

(5) There are no delinquent taxes, ground rents, water and municipal charges, sewer rents, assessments, leasehold payments, or other outstanding charges that will result in a lien prior to, or equal with, the lien of the related Mortgage;

(6) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded, or in the process of being recorded, in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered or will be delivered to the Custodian on behalf of the Purchaser; the substance of any such waiver, alteration or modification has been approved by the insurer under the Primary Insurance Policy or LPMI Policy, if any, and the title insurer, in each case to the extent required by the related policy, and is reflected on the related Mortgage Loan Schedule. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the Primary Insurance Policy or LPMI Policy, if any, and the title insurer, in each case to the extent required by the policy, and which assumption agreement has been delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(7) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note and/or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(8) All buildings or other improvements upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae and Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of the Program Guide. All such insurance policies contain a standard mortgagee clause naming the Servicer, its successors and assigns as mortgagee and no premiums thereon are delinquent. If the Mortgaged Property is in an area identified on a Flood Hazard Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in the amount described in the Program Guide (and to the extent required in the Program Guide) is in effect, which policy conforms to the requirements of Fannie

Mae and Freddie Mac. The Mortgage obligates the Mortgagor thereunder to obtain and maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Servicer upon the consummation of the transactions contemplated by this Agreement. RFC has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by RFC;

(9) Each Mortgage Loan and, if any, the related Prepayment Charge complied in all material respects with any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, fair housing or disclosure laws; all predatory and abusive lending laws applicable to the origination and servicing of mortgage loans of a type similar to the Mortgage Loans have been complied with and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations;

(10) The Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release. RFC has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has RFC waived any default resulting from any action or inaction by the Mortgagor;

(11) The related Mortgage is properly recorded and is a valid, existing and enforceable (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Servicer to be a First Lien (as reflected on the related Mortgage Loan Schedule), or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Servicer to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), in either case, on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all additions, alterations and replacements made with respect to the foregoing. The lien of the Mortgage is subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording that are permitted under Accepted Servicing Practices generally and specifically referred to in the lender’s title insurance policy delivered upon origination of the Mortgage Loan and which do not adversely affect the Value of the Mortgaged Property, (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and (d) with respect to each Mortgage Loan that is indicated by the Servicer to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), a First Lien on the Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing and enforceable (A) first lien and first priority security interest with respect to each Mortgage Loan which is indicated by the Servicer to be a First Lien (as reflected on the Mortgage Loan Schedule), or (B) second lien and second priority security interest with respect to each Mortgage Loan which is indicated by the Servicer to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), in either case, on the property described therein and RFC had full right to sell and assign the same to the Seller;

(12) The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the Mortgagor and enforceable by the Purchaser against such Mortgagor in accordance with its terms, except only as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by law;

(13) All parties to the Mortgage Note, the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan, to execute and deliver the Mortgage Note, the Mortgage and any other related agreement and to pledge, grant or convey the interest therein purported to be conveyed, and the Mortgage Note, the Mortgage and any other related agreement have been duly and properly executed by such parties. The Mortgagor is a natural person;

(14) The proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

(15) No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies;

(16) Immediately prior to the transfer and assignment of the Mortgage Loans by RFC to the Seller on December 28, 2006 and January 11, 2007, as applicable, in accordance with the Whole Loan Agreement, RFC held good, marketable and indefeasible title to, and was the sole legal, beneficial and equitable owner of, the Mortgage Loans. RFC has not done, by act or omission, anything which would impair the Seller’s good, marketable and indefeasible title to the Mortgage Loans since December 28, 2006 and January 11, 2007, as applicable. RFC had full right and authority under all governmental and regulatory bodies having jurisdiction over RFC, subject to no interest or participation of, or agreement with, any party, to transfer and sell the Mortgage Loans to the Seller free and clear of any encumbrance or right of others, equity, lien, pledge, charge, mortgage, claim, participation interest or security interest of any nature (collectively, a “Lien”) and immediately upon the transfers and assignments contemplated in the Whole Loan Agreement, RFC shall have transferred and sold all of its right, title and interest in and to each Mortgage Loan and the Seller will hold good, marketable and indefeasible title to, and be the owner of, each Mortgage Loan subject to no Lien other than any Lien arising through the Seller;

(17) All parties which have had any interest in the Mortgage Loan, whether as originator, mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were): (A) organized under the laws of such state, or (B) qualified to do business in such state, or (C) federal savings and loan associations or national banks having principal offices in such state, or (D) not doing business in such state so as to require qualification or licensing, or (E) not otherwise required to be licensed in such state. All parties which have had any interest in the Mortgage Loan were in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located or were not required to be licensed in such state;

(18) On the date of its origination and on the Closing Date, the Mortgage Loan was and is covered by an American Land Title Association (“ALTA”) lender’s title insurance policy (which, in the case of an Adjustable Rate Mortgage Loan has an adjustable rate mortgage endorsement in the form of ALTA 6.0 or 6.1) acceptable to Fannie Mae and Freddie Mac, issued by a title insurer acceptable to Fannie Mae and Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained above in (11)(a) and (b) and, with respect to each Mortgage Loan which is indicated by the Servicer to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), clause (d)) the Servicer, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to any Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein. The Servicer is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including RFC, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by RFC;

(19) There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither RFC nor any other entity involved in originating or servicing a Mortgage Loan has waived any default, breach, violation or event of acceleration. With respect to each Mortgage Loan which is indicated by the Servicer to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule) (i) the First Lien is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such First Lien mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the First Lien mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Mortgage Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the First Lien mortgage;

(20) There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(21) As of the date of origination of the Mortgage Loan, all improvements which were considered in determining the Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property;

(22) Principal payments on the Mortgage Loan shall commence (with respect to any newly originated Mortgage Loans) or commenced no more than sixty-six (66) days after the proceeds of the Mortgage Loan were disbursed and, in the case of any Mortgage Loan where the monthly payment commenced more than sixty (60) days after disbursement, the initial payment required under the Mortgage Loan has been made. The Mortgage Loan bears interest at the Mortgage Rate. With respect to each Mortgage Loan, the Mortgage Note is payable, except as indicated on the Mortgage Loan Schedule, in Monthly Payments that, in the case of a Fixed Rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof, of not more than 40 years, and to pay interest at the related Mortgage Rate, and, in the case of an Adjustable Rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Rate. The Index for each Adjustable Rate Mortgage Loan is as defined in the the Mortgage Loan Schedule. With respect to each Mortgage Loan identified on the Mortgage Loan Schedule as an interest-only Mortgage Loan, the interest-only period shall not exceed the period specified on the Mortgage Loan Schedule and following the expiration of such interest-only period, the remaining Monthly Payments shall be sufficient to fully amortize the original principal balance over the remaining term of the Mortgage Loan. The Mortgage Note does not permit negative amortization. No Mortgage Loan is a convertible Mortgage Loan;

(23) The origination practices used by each originator and collection practices used by the Servicer with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, prudent and customary in the mortgage origination and servicing industry and in accordance with Accepted Servicing Practices. The Mortgage Loan has been serviced by the Servicer and any predecessor servicer in accordance with all applicable laws, rules, regulations and the terms of the Mortgage Note and Mortgage;

(24) With respect to escrow deposits and Escrow Payments (other than with respect to each Mortgage Loan which is indicated by the Servicer to be a Second Lien Mortgage Loan and for which the mortgagee under the First Lien is collecting Escrow Payments (as reflected on the Mortgage Loan Schedule)), if any, all such payments are in the possession of, or under the control of, the Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. An escrow of funds is not prohibited by applicable law with respect to any Mortgage Loan for which such escrow of funds has been established. No escrow deposits or Escrow Payments or other charges or payments due the Servicer have been capitalized under any Mortgage or the related Mortgage Note and no such escrow deposits or Escrow Payments are being held by the Servicer for any work on a Mortgaged Property which has not been completed;

(25) All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Rate, the same index was used with respect to each Mortgage Note with the same initial index which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. The Servicer executed and delivered any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and the monthly payment adjustments. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

(26) The Mortgaged Property is undamaged by waste, earthquake or earth movement, windstorm, flood, tornado or other casualty, so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and there is no proceeding pending or threatened for the total or partial condemnation thereof nor is such a proceeding currently occurring;

(27) The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (a) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (b) otherwise by judicial or non-judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. The Mortgagor has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws except as permitted under the Program Guide. There is no homestead or other exemption available to the Mortgagor which would materially interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and rights of redemption. The Mortgagor has not notified the Servicer and the Servicer has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, as amended;

(28) The Mortgage Loan was in all material respects underwritten in accordance with the Program Guide (including any exceptions set forth therein) in effect at the time the Mortgage Loan was originated;

(29) The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage;

(30) The Mortgage Note is comprised of one original promissory note;

(31) The Mortgage File contains an appraisal of the related Mortgaged Property which (A) satisfied the standards of Fannie Mae and Freddie Mac, (B) was conducted generally in accordance with the Program Guide and included an assessment of the fair market value of the related Mortgaged Property at the time of such appraisal, and (C) was made and signed, prior to the approval of the Mortgage Loan application, by a qualified appraiser, duly appointed by RFC, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan and who met the minimum qualifications of Fannie Mae and Freddie Mac. Each appraisal of the Mortgage Loan was made in accordance with the relevant provisions of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989;

(32) In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(33) No Mortgage Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by RFC, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(34) To the extent required by law and the Program Guide, the Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by all applicable law with respect to the making of fixed rate mortgage loans in the case of Fixed Rate Mortgage Loans, and adjustable rate mortgage loans in the case of Adjustable Rate Mortgage Loans and rescission materials with respect to Refinanced Mortgage Loans, and such statement is and will remain in the Mortgage File;

(35) No Mortgage Loan was made for the purpose of (a) a construction loan or rehabilitation of a Mortgaged Property or (b) facilitating the trade-in or exchange of a Mortgaged Property;

(36) To the best of RFC’s knowledge, the Mortgaged Property is lawfully occupied under applicable law; all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No improvement located on or being part of any Mortgaged Property is in violation of any applicable zoning law or regulation. To the best of RFC’s knowledge and with respect to each Mortgage Loan that is covered by a Primary Mortgage Insurance Policy, the improvement(s) located on or being part of the related Mortgaged Property were constructed in accordance with the specifications set forth in the original construction plans;

(37) No error, omission, misrepresentation, negligence or fraud with respect to the origination, modification or amendment of any Mortgage Loan has taken place on the part of any person, including without limitation the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan. RFC has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

(38) Each original Mortgage was recorded and all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded, or are in the process of being recorded, in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of RFC. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(39) Any principal advances made to the Mortgagor after the date of origination of a Mortgage Loan but prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having (A) first lien priority with respect to each Mortgage Loan which is indicated by the Servicer to be a First Lien (as reflected on the Mortgage Loan Schedule) or (B) second lien priority with respect to each Mortgage Loan which is indicated by the Servicer to be a Second Lien Mortgage Loan (as reflected on the Mortgage Loan Schedule), in either case, by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the related Mortgage Loan;

(40) Except as specified in the Mortgage Loan Schedule, no Mortgage Loan has a balloon payment feature;

(41) Each Mortgaged Property consists of a fee simple or leasehold interest in a single parcel of real property improved by a Residential Dwelling. If the Residential Dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project meets the eligibility requirements of Fannie Mae and Freddie Mac;

(42) With respect to each Mortgage Loan secured by a manufactured home: (A) the manufactured home is permanently affixed to a foundation which is suitable for the soil conditions of the site; (B) all foundations, both perimeter and interior, have footings that are located below the frost line; (C) any wheels, axles and trailer hitches are removed from such manufactured home; and (D) the related Mortgage Loan is covered under a standard real estate title insurance policy that identifies the manufactured home as part of the real property and insures or indemnifies against any loss if the manufactured home is determined not to be part of the real property;

(43) Each Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution (a “Texas Refinance Loan”) has been originated in compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and the Texas Finance Code. With respect to each Texas Refinance Loan that is a Cash Out Refinancing, the related Mortgage Loan Documents state that the Mortgagor may prepay such Texas Refinance Loan in whole or in part without incurring a Prepayment Charge. RFC does not collect any such Prepayment Charges in connection with any such Texas Refinance Loan;

(44) Interest on each Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months;

(45) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(46) RFC shall, at its own expense, cause each Mortgage Loan to be covered by a “life of loan” Tax Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee; provided, however, that if RFC fails to purchase such Tax Service Contract, RFC shall be required to reimburse the Purchaser for all costs and expenses incurred by the Purchaser in connection with the purchase of any such Tax Service Contract;

(47) Each Mortgage Loan is covered by a “life of loan” Flood Zone Service Contract which is assignable to the Purchaser or its designee at no cost to the Purchaser or its designee or, for each Mortgage Loan not covered by such Flood Zone Service Contract, RFC agrees to purchase such Flood Zone Service Contract;

(48) None of the Mortgage Loans are classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” “covered” or “predatory” loans under any other applicable federal, state or local law (including without limitation any regulation or ordinance) (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(49) [reserved];

(50) The Servicer and any predecessor servicer with respect to a Mortgage Loan has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations and Accepted Servicing Practices, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

(51) Each First Lien Mortgage Loan identified on the Mortgage Loan Schedule as subject to a primary mortgage insurance policy will be subject to a primary mortgage insurance policy, issued by a qualified insurer, which insures that portion of the Mortgage Loan in excess of the portion of the Value of the Mortgaged Property required by Fannie Mae. All provisions of such primary mortgage insurance policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. Any First Lien Mortgage subject to any such primary mortgage insurance policy obligates the Mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith upon the terms specified in the Program Guide. The Mortgage Rate for the Mortgage Loan does not include any such insurance premium;

(52) RFC has verified the source of the down payment in accordance with the Program Guide with respect to each Mortgage Loan;

(53) Each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1);

(54) Each Mortgage Loan has a valid and original Credit Score of not less than 500;

(55) Each Mortgage Loan was originated on or after the date set forth in the Mortgage Loan Schedule;

(56) No Mortgage Loan had an original term to maturity of more than thirty (30) years, unless otherwise set forth in the Mortgage Loan Schedule;

(57) No Mortgagor is the obligor on more than two Mortgage Notes;

(58) Each Mortgagor has a debt-to-income ratio of less than or equal to 55%, unless otherwise set forth in the Mortgage Loan Schedule;

(59) Each Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the related Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder and to the best of RFC’s knowledge, such provision is enforceable;

(60) With respect to each Mortgage Loan which is a Second Lien, (i) the related first lien does not provide for negative amortization and (ii) either no consent for the Mortgage Loan is required by the holder of the first lien or such consent has been obtained and is contained in the Mortgage File;

(61) No Mortgage Loan is a “Specifically Designated National and Blocked Person” as designated by the Office of Foreign Assets Control or as a person designated in Presidential Executive Order 13224 (the “Executive Order”) as a person who commits, threatens to commit, or supports terrorism; no Mortgage Loan is subject to nullification pursuant to the Executive Order or the regulations promulgated by the Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations,

(62) No Mortgage Loan has a Prepayment Charge longer than three years after its origination. Any Prepayment Charge is in an amount equal to or less than the lesser of (a) the maximum amount permitted under applicable state law, and (b) if the Mortgaged Property is secured by residential real property located in a state other than Arizona, Maine, Massachusetts, New York, South Carolina or Wisconsin, six months interest on the related prepaid amount;

(63) The Mortgage Loan documents with respect to each Mortgage Loan subject to Prepayment Charges specifically authorize such Prepayment Charges to be collected and such Prepayment Charges are permissible and enforceable in accordance with the terms of the related Mortgage Loan documents and applicable law (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally or the collectability thereof may be limited due to acceleration in connection with a foreclosure);

(64) The Mortgaged Property is located in the state identified in the Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development which is in each case four stories or less. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

(65) With respect to Adjustable Rate Mortgage Loans, the Index set forth in the Mortgage Note is LIBOR, unless otherwise set forth in the related Mortgage Loan Schedule;

(66) With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan documents provide that after the related first Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the Mortgage Loan documents;

(67) To the best of RFC’s knowledge, no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to RFC on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance, if any (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of RFC, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay;

(68) With respect to each Mortgage requiring Escrow Payments, RFC has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

(69) As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by RFC to the Purchaser, that RFC has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser;

(70) If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than ten years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a generally accepted practice;

(71) [reserved];

(72) To the best of RFC’s knowledge, with respect to each Second Lien Mortgage Loan, the related first lien mortgage loan is in full force and effect, and there is no default, breach, violation or event which would permit acceleration existing under such first lien mortgage or mortgage note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration thereunder;

(73) With respect to each Second Lien Mortgage Loan, the related first lien mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under such Second Lien Mortgage Loan and allows such mortgagee to cure any default under the related first lien mortgage;

(74) No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in Appendix E - Standard & Poor’s Anti-Predatory Lending Categorization (attached hereto as Exhibit 1));

(75) No predatory or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability to repay the Mortgage Loan and the extension of credit to a mortgagor which has no apparent benefit to the mortgagor, were employed in connection with the origination of the Mortgage Loan;

(76) No Mortgage Loan is (a) subject to, covered by or in violation of the provisions of the Homeownership and Equity Protection Act of 1994, as amended, (b) a “high cost”, “covered”, “abusive”, “predatory”, “home loan”, “Oklahoma Section 10” or “high risk” mortgage loan (or a similarly designated loan using different terminology) under any federal, state or local law, including without limitation, the provisions of the Georgia Fair Lending Act, New York Banking Law, Section 6-1, the Arkansas Home Loan Protection Act, effective as of June 14, 2003, Kentucky State Statute KRS 360.100, effective as of June 25, 2003, the New Jersey Home Ownership Security Act of 2002 (the “NJ Act”), the New Mexico Home Loan Protection Act (N.M. Stat. Ann. §§ 58-21A-1 et seq.), the Illinois High-Risk Home Loan Act (815 Ill. Comp. Stat. 137/1 et seq.), the Oklahoma Home Ownership and Equity Protection Act, Nevada Assembly Bill No. 284, effective as of Oct. 1, 2003, the Minnesota Residential Mortgage Originator and Servicer Licensing Act (MN Stat. §58.137), the South Carolina High-Cost and Consumer Home Loans Act, effective January 1, 2004, the Massachusetts Predatory Home Loan Practices Act, effective November 7, 2004 (Mass. Ann. Laws Ch. 183C), the Indiana Home Loan Practices Act, effective January 1, 2005 (Ind. Code Ann. §24-9-1 through §24-9-9) or any other statute or regulation providing assignee liability to holders of such mortgage loans, or (c) subject to or in violation of any such or comparable federal, state or local statutes or regulations;

(77) No Mortgage Loan originated or modified on or after October 1, 2002 and prior to March 7, 2003 is secured by a Mortgaged Property located in the State of Georgia;

(78) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the Mortgagor’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

(79) All points, fees and charges, including finance charges (whether or not financed, assessed, collected or to be collected), in connection with the origination and servicing of each Mortgage Loan were disclosed in writing to the related Mortgagor in accordance with applicable state and federal law and regulation;

(80) Except as indicated in the Mortgage Loan Schedule, no Mortgage Loan is a “manufactured housing loan” pursuant to the NJ Act, and one hundred percent of the amount financed of any purchase money Second Lien Mortgage Loan subject to the NJ Act was used for the purchase of the related Mortgaged Property;

(81) With respect to any Mortgage Loan for which a mortgage loan application was submitted by the Mortgagor after April 1, 2004, no such Mortgage Loan secured by a Mortgage Property located in the State of Illinois is in violation of the provisions of the Illinois Interest Act, including Section 4.1a which provides that no such Mortgage Loan with a Mortgage Rate in excess of 8.0% per annum has lender-imposed fees (or other charges) in excess of 3.0% of the original principal balance of the Mortgage Loan;

(82) Immediately prior to the payment of the Purchase Price set forth in the Commitment Letter dated December 22, 2006 between the Seller and RFC for each Mortgage Loan, RFC had good title to and was the sole legal owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note;

(83) No Mortgage Loan originated on or after November 7, 2004 secured by a Mortgaged Property located in the State of Massachusetts is a Refinanced Mortgage Loan;

(84) With respect to any Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan;

(85) With respect to each Mortgage Loan that is secured by a ground lease of the related Mortgaged Property:

(i)	The Mortgagor is the owner of a valid and subsisting interest as tenant under the ground lease;

(ii)	The ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise;

(iii)
The Mortgagor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder;

(iv)	The lessor under the ground lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed;

(v)	The term of the ground lease exceeds the maturity date of the related Mortgage Loan by at least ten years;

(vi)
The ground lease or a memorandum thereof has been recorded and by its terms permits the leasehold estate to be mortgaged. The ground lease grants any leasehold mortgagee standard protection necessary to protect the security of a leasehold mortgagee;

(vii)	The ground lease does not contain any default provisions that could give rise to forfeiture or termination of the Ground Lease except for the non-payment of the ground lease rents;

(viii)
The execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, the ground lease; and

(ix)
The ground lease provides that the leasehold can be transferred, mortgaged and sublet an unlimited number of times either without restriction or on payment of a reasonable fee and delivery of reasonable documentation to the lessor.

(86) None of the Mortgaged Properties related to Mortgage Loans originated after August 31, 2006 are located in Cook County, Illinois;

(87) No single borrower has a Mortgage Loan on multiple Mortgaged Properties;

(88) Except as set forth in the related Commitment Letter, monthly payments on the Mortgage Loan commenced no more than sixty-six (66) days after the proceeds of the Mortgage Loan were disbursed and, in the case of any Mortgage Loan where the monthly payment commenced more than sixty (60) days after disbursement, the initial payment required under the Mortgage Loan has been made. With respect to each Mortgage Loan, the Mortgage Note is payable each month on the day identified on the Mortgage Loan Schedule in monthly payments, which, except with respect to any Mortgage Loan which is identified on the Mortgage Loan Schedule as a balloon mortgage loan (each, a “Balloon Mortgage Loan”), in the case of a fixed rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and in the case of an adjustable rate Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate. In the case of a Balloon Mortgage Loan, the Mortgage Note is payable in monthly payments based on an amortization schedule not greater than fifty (50) years and a final monthly payment substantially greater than the preceding monthly payment which is sufficient to amortize the remaining principal balance of the Balloon Mortgage Loan. No adjustable rate Mortgage Loan is convertible to a fixed rate Mortgage Loan. The Mortgage Note does not permit negative amortization.

Section 7. Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

(a) The representations and warranties contained in Section 6 shall not be impaired by any review and examination of Mortgage Files or any failure on the part of the Seller or the Purchaser to review or examine such documents and shall inure to the benefit of any assignee, transferee or designee of the Purchaser, including the Trustee for the benefit of holders of the Certificates.

Upon discovery by the Seller, the Purchaser or any assignee, transferee or designee of the Purchaser of any materially defective document in, or that any material document was not transferred by or at the direction of the Seller (as listed on the Trustee’s Preliminary Exception Report) as part of any Mortgage File, or of a breach of any of the representations and warranties contained in Section 6 that materially and adversely affects the value of any Mortgage Loan or the interest therein of the Purchaser or the Purchaser’s assignee, transferee or designee, the party discovering such breach shall give prompt written notice to the Seller (in the case of a missing document) or RFC and the Seller (in the case of a breach of any of the representations and warranties contained in Section 6). Within sixty (60) days of its discovery or its receipt of notice of any such missing documentation that was not transferred to the Purchaser as described above, or of materially defective documentation, or of any such breach of a representation and warranty, RFC or the Seller (or their related designee), as applicable, promptly shall deliver such missing document or cure such defect or breach in all material respects or, in the event RFC or the Seller (or their related designee) cannot deliver such missing document or cannot cure such defect or breach, RFC or the Seller, as applicable, shall, within ninety (90) days of its discovery or receipt of notice, either (i) repurchase the affected Mortgage Loan at the Purchase Price or (ii) pursuant to the provisions of the Pooling and Servicing Agreement, cause the removal of such Mortgage Loan from the Trust Fund and substitute one or more Qualified Substitute Mortgage Loans. RFC or the Seller, as applicable, shall amend the Closing Schedule to reflect the withdrawal of such Mortgage Loan from the terms of this Agreement and the Pooling and Servicing Agreement. RFC or the Seller, as applicable, shall deliver to the Purchaser such amended Closing Schedule and shall deliver such other documents as are required by this Agreement or the Pooling and Servicing Agreement within five (5) days of any such amendment. Any repurchase pursuant to this Section 7(a) shall be accomplished by transfer to an account designated by the Purchaser of the amount of the Purchase Price in accordance with Section 2.03 of the Pooling and Servicing Agreement. Any repurchase required by this Section shall be made in a manner consistent with Section 2.03 of the Pooling and Servicing Agreement.

Notwithstanding the foregoing, within 90 days of the earlier of discovery by RFC or receipt of notice by RFC of the breach of the representation of RFC set forth in Schedule A hereto which materially and adversely affects the interests of the Holders of the Class P Certificates in any Prepayment Charge, RFC shall pay the amount of the scheduled Prepayment Charge, for the benefit of the Holders of the Class P Certificates by remitting such amount to the Servicer for deposit into the Custodial Account, net of any amount previously collected by the Servicer or paid by the Servicer, for the benefit of the Holders of the Class P Certificates in respect of such Prepayment Charge.

(b) Notwithstanding the foregoing, with respect to an alleged breach of a representation and warranty which breach is covered by a title insurance policy, the Purchaser shall use reasonable efforts to enforce the provisions of any related title insurance policy prior to seeking a remedy against RFC or the Seller hereunder.

(c) It is understood and agreed that the obligations of RFC or the Seller set forth in this Section 7 to cure or repurchase a defective Mortgage Loan constitute the sole remedies of the Purchaser against RFC or the Seller respecting a missing document or a breach of the representations and warranties contained in Section 6.

Section 8. Closing; Payment for the Mortgage Loans. The closing of the purchase and sale of the Mortgage Loans shall be held at the New York City office of Mayer, Brown, Rowe & Maw LLP at 10:00 a.m. New York City time on the Closing Date.

The closing shall be subject to each of the following conditions:

(a) All of the representations and warranties of the Seller and RFC under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b) The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c) The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser pursuant to Section 2.01 of the Pooling and Servicing Agreement; and

(d) All other terms and conditions of this Agreement and the Pooling and Servicing Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the Trustee of all documents required pursuant to the Pooling and Servicing Agreement, the consideration for the Mortgage Loans as specified in Section 3 of this Agreement, by delivery to the Seller of the Purchase Price.

Section 9. Closing Documents. Without limiting the generality of Section 8 hereof, the closing shall be subject to delivery of each of the following documents:

(a) An Officer’s Certificate of the Seller, dated the Closing Date, in form satisfactory to and upon which the Purchaser and Citigroup Global Markets Inc. (the “Representative”) may rely, and attached thereto copies of the certificate of formation, limited partnership agreement and certificate of good standing of the Seller;

(b) An Opinion of Counsel of the Seller, dated the Closing Date, in form satisfactory to and addressed to the Purchaser and the Representative;

(c) An Officer’s Certificate of RFC, dated the Closing Date, in form satisfactory to and upon which the Purchaser and the Representative may rely, and attached thereto copies of the certificate of formation, limited liability company agreement and certificate of good standing of RFC;

 (d) Such opinions of counsel of RFC required by the Whole Loan Agreement;

(e) Such opinions of counsel as the Rating Agencies or the Trustee may request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller’s execution and delivery of, or performance under, this Agreement;

(f) A letter from Deloitte & Touche LLP, certified public accountants, to the effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Purchaser’s prospectus supplement for Series 2007-RFC1, dated January 22, 2007 (the “Prospectus Supplement”) relating to the Offered Certificates contained under the captions “Summary—The Mortgage Pool,” “Legal Proceedings,” “Risk Factors,” (to the extent of information concerning the Mortgage Loans contained therein) and “Description of the Mortgage Pool” agrees with the records of RFC; and

(g) Such further information, certificates, opinions and documents as the Purchaser or the Representative may reasonably request.

Section 10. Costs. The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) all costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including without limitation, recording fees, fees for title policy endorsements and continuations and, except as set forth in Section 4(b), the fees for recording Assignments.

The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) the fees and expenses of the Seller’s accountants and attorneys, the costs and expenses incurred in connection with producing the Servicer’s or any Subservicer’s loan loss, foreclosure and delinquency experience, the costs and expenses incurred in connection with obtaining the documents referred to in Section 9, the costs and expenses of printing (or otherwise reproducing) and delivering this Agreement, the Pooling and Servicing Agreement, the Certificates, the prospectus and Prospectus Supplement, and any private placement memorandum relating to the Certificates and other related documents, the initial fees, costs and expenses of the Trustee, the fees and expenses of the Purchaser’s counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Securities and Exchange Commission for registration of the Certificates, the cost of outside special counsel that may be required by RFC and the fees charged by any rating agency to rate the Certificates. All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

Section 11. [Reserved].

Section 12. [Reserved].

Section 13. Intent of Parties, Mandatory Delivery; Grant of Security Interest. The sale of the Mortgage Loans as contemplated hereby is absolute and is intended by both the Seller and the Purchaser to constitute a sale of such Mortgage Loans by the Seller to the Purchaser. The sale and delivery on the Closing Date of the Mortgage Loans described on the Mortgage Loan Schedule in accordance with the terms and conditions of this Agreement is mandatory. It is specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser in the event of the Seller’s failure to deliver the Mortgage Loans on or before the Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in the Seller’s interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligation hereunder, and the Seller agrees that it holds such Mortgage Loans in custody for the Purchaser, subject to the Purchaser’s (i) right, prior to the Closing Date, to reject any Mortgage Loan to the extent permitted by this Agreement, and (ii) obligation to deliver or cause to be delivered the consideration for the Mortgage Loans pursuant to Section 8 hereof. Any Mortgage Loans rejected by the Purchaser shall concurrently therewith be released from the security interest created hereby. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

Notwithstanding the foregoing, if on the Closing Date, each of the conditions set forth in Section 8 hereof shall have been satisfied and the Purchaser shall not have paid or caused to be paid the Purchase Price, or any such condition shall not have been waived or satisfied and the Purchaser determines not to pay or cause to be paid the Purchase Price, the Purchaser shall immediately effect the re-delivery of the Mortgage Loans, if delivery to the Purchaser has occurred, and the security interest created by this Section 13 shall be deemed to have been released.

Section 14. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by fax and, receipt of which is confirmed by telephone, if to the Purchaser, addressed to Stanwich Asset Acceptance Company, L.L.C., Seven Greenwich Office Park, 599 West Putnam Avenue, Greenwich, Connecticut 06830 (Telecopy (212-272-7206)) Attention: Darren Fulco; or such other address as may hereafter be furnished to RFC and the Seller in writing by the Purchaser; if to RFC, addressed to RFC at Residential Funding Company, LLC, 8400 Normandale Lake Blvd., Suite 250, Minneapolis, MN 55437, Attention: Structured Finance, or such other address as may hereafter be furnished to the Seller and the Purchaser in writing by RFC; if to the Seller, addressed to the Seller at Carrington Securities, LP, Seven Greenwich Office Park, 599 West Putnam Avenue, Greenwich, Connecticut 06830, (Telecopy (212-272-7206)) Attention: Bruce M. Rose, or to such other address as the Seller may designate in writing to the Purchaser and RFC.

Section 15. Severability of Provisions. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

Section 16. Agreement of Parties. The Seller, RFC and the Purchaser each agree to execute and deliver such instruments and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

Section 17. Survival. (a) The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

(b) RFC agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Seller and the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Seller or the Purchaser or on the behalf of either of them, and that the representations, warranties and agreements made by RFC herein or in any such certificate or other instrument shall continue in full force and effect, notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

Section 18. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 19. Miscellaneous. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser as provided in Section 4 hereof be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for in Section 4 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Custodial Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession” by the secured party for purposes of perfecting the security interest pursuant to the New York Uniform Commercial Code; and (4) notifications to persons holding such property and acknowledgments, receipts or confirmations from persons holding such property shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

[Signatures follow]

IN WITNESS WHEREOF, the Purchaser, the Seller and RFC have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

CARRINGTON SECURITIES, LP, as Seller By: Carrington Capital Management, LLC, as its general partner

By:	/s/ Bruce M. Rose
Name: Bruce M. Rose Title: President

STANWICH ASSET ACCEPTANCE COMPANY, L.L.C., as Purchaser

By:	/s/ Bruce M. Rose
Name: Bruce M. Rose Title: President

RESIDENTIAL FUNDING COMPANY, LLC

By:	/s/ Joseph Oring
Name: Joseph Orning Title: Associate

Schedule I

The Seller hereby represents, warrants, and covenants to the Purchaser as follows on the Closing Date and on each Distribution Date thereafter:

General

1. This Agreement creates a valid and continuing security interest (as defined in the applicable Uniform Commercial Code (“UCC”)) in the Mortgage Loans in favor of the Purchaser which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Seller.

2. The Mortgage Loans constitute “general intangibles” or “instruments” within the meaning of the applicable UCC.

3. The Custodial Account and all subaccounts thereof constitute either a deposit account or a securities account.

4. To the extent that payments and collections received or made with respect to the Mortgage Loans constitute securities entitlements, such payments and collections have been and will have been credited to the Custodial Account. The securities intermediary for the Custodial Account has agreed to treat all assets credited to the Custodial Account as “financial assets” within the meaning of the applicable UCC.

Creation

5. The Seller owns and has good and marketable title to the Mortgage Loans free and clear of any lien, claim or encumbrance of any Person, excepting only liens for taxes, assessments or similar governmental charges or levies incurred in the ordinary course of business that are not yet due and payable or as to which any applicable grace period shall not have expired, or that are being contested in good faith by proper proceedings and for which adequate reserves have been established, but only so long as foreclosure with respect to such a lien is not imminent and the use and value of the property to which the lien attaches is not impaired during the pendency of such proceeding.

6. The Seller has received all consents and approvals to the sale of the Mortgage Loans hereunder to the Purchaser required by the terms of the Mortgage Loans that constitute instruments.

7. To the extent the Custodial Account or subaccounts thereof constitute securities entitlements, certificated securities or uncertificated securities, the Seller has received all consents and approvals required to transfer to the Purchaser its interest and rights in the Custodial Account hereunder.

Perfection

8. The Seller has caused or will have caused, within ten days after the effective date of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the sale of the Mortgage Loans from the Seller to the Purchaser and the security interest in the Mortgage Loans granted to the Purchaser hereunder.

9. With respect to the Custodial Account and all subaccounts that constitute deposit accounts, either:

(i) the Seller has delivered to the Purchaser a fully-executed agreement pursuant to which the bank maintaining the deposit accounts has agreed to comply with all instructions originated by the Purchaser directing disposition of the funds in the Custodial Account without further consent by the Seller; or

(ii) the Seller has taken all steps necessary to cause the Purchaser to become the account holder of the Custodial Account.

10. With respect to the Custodial Account or subaccounts thereof that constitute securities accounts or securities entitlements, the Seller has caused or will have caused, within ten days after the effective date of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Custodial Account granted by the Seller to the Purchaser.

Priority

11. Other than the transfer of the Mortgage Loans to the Purchaser pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Mortgage Loans. The Seller has not authorized the filing of, or is not aware of any financing statements against the Seller that include a description of collateral covering the Mortgage Loans other than any financing statement relating to the security interest granted to the Purchaser hereunder or that has been terminated.

12. The Seller is not aware of any judgment, ERISA or tax lien filings against the Seller.

13. The Trustee has in its possession all original copies of the Mortgage Notes that constitute or evidence the Mortgage Loans. To the Seller’s knowledge, none of the instruments that constitute or evidence the Mortgage Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Purchaser or its designee. All financing statements filed or to be filed against the Seller in favor of the Purchaser in connection herewith describing the Mortgage Loans contain a statement to the following effect: “A purchase of or security interest in any collateral described in this financing statement will violate the rights of the Purchaser.”

14. Neither the Custodial Account nor any subaccount thereof is in the name of any person other than the Seller or the Purchaser or in the name of its nominee. The Seller has not consented for the securities intermediary of the Custodial Account to comply with entitlement orders of any person other than the Purchaser or its designee.

15. Survival of Perfection Representations. Notwithstanding any other provision of this Agreement or any other transaction document, the Perfection Representations contained in this Schedule shall be continuing, and remain in full force and effect (notwithstanding any replacement of the Servicer or termination of the Servicer’s rights to act as such) until such time as all obligations under this Agreement have been finally and fully paid and performed.

16. No Waiver. The parties to this Agreement (i) shall not, without obtaining a confirmation of the then-current rating of the Certificates waive any of the Perfection Representations, and (ii) shall provide the Rating Agencies with prompt written notice of any breach of the Perfection Representations, and shall not, without obtaining a confirmation of the then-current rating of the Certificates (as determined after any adjustment or withdrawal of the ratings following notice of such breach) waive a breach of any of the Perfection Representations.

17. Seller to Maintain Perfection and Priority. The Seller covenants that, in order to evidence the interests of the Seller and the Purchaser under this Agreement, the Seller shall take such action, or execute and deliver such instruments (other than effecting a Filing (as defined below), unless such Filing is effected in accordance with this paragraph) as may be necessary or advisable (including, without limitation, such actions as are requested by the Purchaser) to maintain and perfect, as a first priority interest, the Purchaser’s security interest in the Mortgage Loans. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Purchaser or its designee to authorize (based in reliance on the Opinion of Counsel hereinafter provided for) the Seller to file, all financing statements, amendments, continuations, initial financing statements in lieu of a continuation statement, terminations, partial terminations, releases or partial releases, or any other filings necessary or advisable to continue, maintain and perfect the Purchaser’s security interest in the Mortgage Loans as a first-priority interest (each a “Filing”). The Seller shall present each such Filing to the Purchaser or its designee together with (x) an Opinion of Counsel to the effect that such Filing is (i) consistent with the grant of the security interest to the Purchaser pursuant to Section 19 of this Agreement, (ii) satisfies all requirements and conditions to such Filing in this Agreement and (iii) satisfies the requirements for a Filing of such type under the Uniform Commercial Code in the applicable jurisdiction (or if the Uniform Commercial Code does not apply, the applicable statute governing the perfection of security interests), and (y) a form of authorization for the Purchaser’s signature. Upon receipt of such Opinion of Counsel and form of authorization, the Purchaser shall promptly authorize in writing the Seller to, and the Seller shall, effect such Filing under the UCC without the signature of the Seller or the Purchaser where allowed by applicable law. Notwithstanding anything else in the transaction documents to the contrary, the Seller shall not have any authority to effect a Filing without obtaining written authorization from the Purchaser or its designee.

Exhibit 1

APPENDIX E - Standard & Poor’s Anti-Predatory Lending Categorization
REVISED October 20, 2006

Standard & Poor's has categorized loans governed by anti-predatory lending laws in the jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor's High Cost Loan category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, Ohio	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado	Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 et seq. Effective for covered loans offered or entered into on or after Jan. 1, 2003. Other provisions of the Act took effect on June 7, 2002	Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home
Georgia (Oct. 1, 2002 - March 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002-March 6, 2003	High Cost Home Loan
Georgia as amended (March 7, 2003 - current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34. Effective Oct. 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective Jan. 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 et seq. Effective January 1, 2005; amended by 2005-HB 1179, effective July 1, 2005.	High Cost Home Loan
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207); and High APR Consumer Loan (id. § 16a-3-308a)
Kentucky	2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995, and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001, and amended from time to time.	High Cost Home Loan
	Massachusetts Predatory Home Loan Practices Act. Mass. Gen. Laws ch. 183C, §§ 1 et seq. Effective November 7, 2004.	High Cost Home Mortgage Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l. Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A). Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
Rhode Island	Rhode Island Home Loan Protection Act, R.I. Gen. Laws §§ 34-25.2-1 et seq. Effective December 31, 2006.	High Cost Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan

Standard & Poor’s Covered Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - March 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002-March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003-July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization

State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002- March 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002-March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan